RESTATED CERTIFICATE OF INCORPORATION

OF

SIGNET INTERNATIONAL HOLDINGS, INC.

It is hereby certified that:

1.         (a) The present name of the corporation (hereinafter called the “corporation”) is SIGNET INTERNATIONAL HOLDINGS, INC. .

(b) The name under which the corporation was originally incorporated is 51142, INC. ; and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is FEBRUARY 2, 2005.

2. The provisions of the certificate of incorporation of the corporation as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled RESTATED CERTIFICATE OF INCORPORATION OF SIGNET INTERNATIONAL HOLDINGS, INC., without further amendment and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

3. The Board of Directors of the corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

CERTIFICATE OF INCORPORATION

OF

SIGNET INTERNATIONAL HOLDINGS, INC.

FIRST:            The name of the corporation is: SIGNET INTERNATIONAL HOLDINGS, INC.

SECOND:      Its registered office in the State of Delaware is to be located at 2771 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD:	The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:       The total number of shares of stock, which this corporation is authorized to issue is One-Hundred million (100,000,000) shares of Common Stock with par value of .001

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per share and Fifty million (50,000,000) shares of preferred stock with $.001 par value.

The powers, preferences and rights and the qualification, limitation and restrictions thereof shall be determined by the board of directors.

(a)	Series “A” Preferred Stock

1.          Voting. Holders of the Series A Super Preferred Stock shall have one vote per share held on all matters submitted to the shareholders of the Company for a vote thereon.

2.          Dividends. The holders of Series A Preferred Stock shall be entitled to receive dividends or distributions on a pro rata basis with the holders of common stock when and if declared by the Board of Directors of the Company. Dividends shall not be cumulative. No dividends or distributions shall be declared or paid or set apart for payment on the Common Stock in any calendar year unless dividends or distributions on the Series A Preferred Stock for such calendar year are likewise declared and paid or set apart for payment. No declared and unpaid dividends shall bear or accrue interest.

3.          Liquidation Preference. Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Super Preferred Stock then outstanding shall be entitled to, on a pro-rata basis with the holders of common stock, distributions of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders.

FIFTH:	The name and address of the incorporator is as follows:

The Company Corporation 2711 Centerville Road Suite 400 Wilmington, Delaware 19808

SIXTH:           The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH:    No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

[SIGNATURES FOLLOW ON SUBSEQUENT PAGE]

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IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by Ernest Letiziano, its President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, and Director.

SIGNET INTERNATIONAL HOLDINGS, INC.

Signed on: July 27, 2006	/s/ Ernest W. Letiziano
ERNEST W. LETIZIANO

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